Wellesley Bancorp, Inc. Reports Results for the Three and Nine Months Ended September 30, 2015

WELLESLEY, Mass., Oct. 29, 2015 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank") reported net income of $700 thousand and $1.7 million for the three and nine months ended September 30, 2015, respectively, compared to net income of $516 thousand and $1.3 million for the three and nine months ended September 30, 2014, respectively. The results for the three and nine months represent an increase of 35.7% and 30.1%, respectively, as compared to the prior year results. Diluted earnings per share were $0.30 and $0.75 for the quarter and nine months ended September 30, 2015, respectively, compared to $0.22 and $0.58 for the three and nine months ended September 30, 2014, respectively. Total assets were $589.5 million at September 30, 2015, an increase of $54.4 million or 10.2% from December 31, 2014 due to a $58.8 million increase in net loans supported primarily by a $30.5 million increase in deposits.

Thomas J. Fontaine, President and Chief Executive Officer, said, "We are very pleased with the progress we have made to grow the Company and to achieve substantial earnings improvements over prior year results. We believe the investments we have made in our retail network, technology, and staffing at all levels will continue to support the growth path we have set for ourselves while producing improving returns for our shareholders."

Third Quarter Earnings
Net income increased $184 thousand, or 35.7%, for the quarter ended September 30, 2015 compared to the quarter ended September 30, 2014, as net interest income increased, partially offset by an increase in noninterest expenses. Net interest income increased $555 thousand, or 13.5%, to $4.7 million for the quarter ended September 30, 2015, as compared to $4.1 million for the quarter ended September 30, 2014. This increase was primarily due to increased interest income as the average balance of our loan portfolio increased, partially offset by higher interest expense as the average balance of deposits also increased. The yield on earning assets for the quarter ended September 30, 2015 was 4.00%, a decrease of 13 basis points from the prior year's level. Deposit and borrowing costs were 0.83% for the quarter ended September 30, 2015 compared to 0.88% for the quarter ended September 30, 2014. The net interest margin was 3.31% for the 2015 quarter, compared to 3.41% for the 2014 quarter, reflecting the drop in earning asset yields between the two periods. We recorded a provision for loan losses of $150 thousand for the quarter ended September 30, 2015, a decrease of $30 thousand over the prior year, as balances of impaired and non-performing loans have declined in recent quarters. Noninterest income totaled $290 thousand for the quarter ended September 30, 2015, an increase of $46 thousand, or 18.9%, compared to the prior year. Wealth management fees increased $13 thousand compared to 2014, while gains on sales of securities increased $26 thousand. Total noninterest expenses increased $351 thousand to $3.7 million for the quarter ended September 30, 2015, as compared to $3.3 million for the quarter ended September 30, 2014. The increase in operating expenses reflects the current period impact of staffing additions during the latter part of 2014 in our wealth management subsidiary, the impact of relocating our wealth management office in late 2014, rising employee benefit costs and higher deposit insurance premiums.

Year to Date Earnings
Net income for the nine months ended September 30, 2015 increased $403 thousand, or 30.1%, compared to net income for the nine month period ended September 30, 2014 primarily due to increased net interest income and a decrease in the provision for loan losses, partially offset by increased noninterest expenses. Net interest income increased $1.5 million, or 13.0%, to $13.4 million for the nine months ended September 30, 2015, as compared to $11.9 million in the comparable 2014 period. The increase was largely due to increased loan income resulting from the growth in our residential and commercial real estate portfolios. Our earning asset yield decreased 12 basis points to 3.98% in the nine months ended September 30, 2015 from 4.10% in the comparable 2014 period as stronger growth in lower-yielding residential loans results in a declining earning asset yield. Deposit and borrowing costs decreased eight basis points to 0.79% in the current period. Our net interest margin was 3.33% for the 2015 nine month period, compared to 3.38% for the 2014 period. The provision for loan losses decreased to $300 thousand for the nine months ended September 30, 2015, from $580 thousand in 2014, as impaired and non-performing loans have declined from end of year levels amid an extended period of low interest rates supporting a strong regional economy. Noninterest income increased $66 thousand from the prior year as income from mortgage banking activities increased $63 thousand. For the nine months ended September 30, 2015, noninterest expenses increased $1.3 million to $11.1 million, as compared to $9.8 million in 2014. Salaries and employee benefits were $6.6 million for the nine months ended September 30, 2015, as compared to $5.9 million in 2014, reflecting the full year effect of staff additions associated with our wealth management subsidiary, lending division and other support personnel within the organization. Occupancy and equipment expense increased $330 thousand to $1.8 million for the nine month period ended September 30, 2015, as compared to $1.5 million in 2014. These increases primarily reflect the current year effect of costs associated with the relocation of our wealth management offices in late 2014.

Balance Sheet Growth
Total assets were $589.5 million at September 30, 2015, representing an increase of $54.4 million compared to $535.1 million at December 31, 2014. The increase was primarily related to loan growth during the year, supported primarily by growth in deposits and advances from the Federal Home Loan Bank (FHLB).

Net loans totaled $502.2 million at September 30, 2015, an increase of $58.8 million, as compared to December 31, 2014. Residential mortgage loans increased $31.0 million to $264.2 million at September 30, 2015, primarily due to growth in our adjustable-rate mortgage portfolio, as we continue to emphasize residential loan growth within our marketplace. Commercial and construction loans increased $24.6 million to $211.1 million at September 30, 2015, compared to $186.4 million at December 31, 2014.

Deposits increased $30.5 million to $452.7 million at September 30, 2015. The increase was primarily attributable to an increase in certificate of deposit accounts of $29.5 million, an increase of $12.7 million in demand deposits, and an increase of $3.3 million in NOW accounts, partially offset by a decrease of $14.9 million in savings accounts. Long-term FHLB advances increased $7.4 million to $66.9 million as we funded a portion of our loan growth with lower cost, long-term advances. Short-term borrowings, consisting entirely of advances from the FHLB, totaled $16.0 million at September 30, 2015, an increase of $14.0 million from December 31, 2014, as they remain a cost effective funding source for certain lending activities while supporting current liquidity needs.

Stockholders' equity increased $2.0 million to $51.4 million, primarily due to earnings and the impact of stock compensation plans during the nine month period. At September 30, 2015 the Company's ratio of stockholders' equity to total assets was 8.72%, as compared to 9.22% at December 31, 2014.

About Wellesley Bancorp
The Company is the holding company for Wellesley Bank, a community-oriented financial institution. Wellesley Bank has been serving Wellesley and the greater Boston area since 1911. Our team of highly experienced and knowledgeable bankers provides exceptional and trusted advice to successful individuals, families, businesses, private partnerships, nonprofit organizations, foundations and trusts. We do so with the greatest degree of personal attention and confidentiality.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Interest and dividend income:
Interest and fees on loans	$ 5,342	$ 4,724	$ 15,160	$ 13,696
Other interest and dividend income	298	270	920	730
Total interest and dividend income	5,640	4,994	16,080	14,426
Interest expense	969	878	2,635	2,525

Net interest income	4,671	4,116	13,445	11,901
Provision for loan losses	150	180	300	580

Net interest income, after provision for loan losses	4,521	3,936	13,145	11,321

Total noninterest income	290	244	796	730

Noninterest expenses:
Salaries and employee benefits	2,145	2,017	6,634	5,881
Occupancy and equipment	640	530	1,843	1,513
Professional fees	182	138	556	566
Other general and administrative	709	640	2,076	1,874
Total noninterest expenses	3,676	3,325	11,109	9,834

Income before income taxes	1,135	855	2,832	2,217
Provision for income taxes	435	339	1,088	876

Net income	$ 700	$ 516	$ 1,744	$ 1,341

Other Data:
Return on average assets (1)	0.50%	0.42%	0.43%	0.37%
Return on average equity (1)	5.72%	4.28%	4.71%	3.74%
Net interest margin (1)	3.31%	3.41%	3.33%	3.38%
Earnings per common share:
Basic	$0.30	$0.23	$0.76	$0.59
Diluted	$0.30	$0.22	$0.75	$0.58
Weighted average shares outstanding:
Basic	2,313,103	2,291,824	2,309,894	2,290,510
Diluted	2,334,529	2,301,067	2,326,123	2,295,322
Stockholders' equity to total assets at end of period	8.72%	9.63%	8.72%	9.63%
Book value per common share at end of period	$20.90	$19.89	$20.90	$19.89
Nonperforming loans to total loans at end of period	0.79%	1.21%	0.79%	1.21%

(1) Annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (In thousands) (Unaudited)

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$ 15,881	$ 19,271

Certificates of deposit	100	100
Securities available for sale, at fair value	50,173	52,681
Federal Home Loan Bank of Boston stock, at cost	5,205	3,660
Loans held for sale	--	537

Loans	507,135	448,084
Less allowance for loan losses	(4,966)	(4,738)
Loans, net	502,169	443,346

Bank-owned life insurance	7,014	6,841
Premises and equipment, net	3,430	3,753
Other assets	5,543	4,926

Total assets	$589,515	$535,115

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$ 70,055	$ 58,859
Interest-bearing	382,662	363,386
	452,717	422,245

Short-term borrowings	16,000	2,000
Long-term debt	66,945	59,500
Accrued expenses and other liabilities	2,463	2,024
Total liabilities	538,125	485,769

Stockholders' equity	51,390	49,346

Total liabilities and stockholders' equity	$589,515	$535,115

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CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550